Execution Version

FIRST AMENDED AND RESTATED

SUBADVISORY AGREEMENT

This FIRST AMENDED AND RESTATED SUBADVISORY AGREEMENT (“Agreement”) is dated as of April 30, 2025, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 13, 2025, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company and may issue unlimited shares of beneficial interest in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, prior to April 30, 2025, the subadvisory fee payable by the Adviser to the Subadviser with respect to the SA MFS Massachusetts Investors Trust Portfolio was [omitted]; and at an in-person meeting held on April 2, 2025, the Board of Trustees of the Trust approved a new subadvisory fee; and

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 13, 2025, pursuant to which Subadviser furnishes investment advisory services to each of the investment portfolios listed on Schedule A (each, a “Portfolio,” and collectively, the “Portfolio(s)”); and the Adviser and the Subadviser wish to amend and restate this Agreement for the foregoing reasons effective as of the date first written above.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1. Duties of the Subadviser. The Adviser hereby engages the services of the Subadviser in furtherance of the Advisory Agreement with the Trust. Pursuant to this Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Portfolio listed on Schedule A attached hereto. The Subadviser will determine, in its discretion and subject to the oversight and review of the Adviser, the securities to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain under provisions of the Act, and will render regular quarterly reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and subject to the last paragraph of this Section, in compliance with (a) the objectives, policies, and limitations for the Portfolio(s) set forth in the Trust’s current prospectus and statement of additional information (together, the “Registration Statement”), and (b) applicable laws and regulations. For purposes of this Agreement, the term “Portfolio” shall mean all or a portion of a Portfolio’s assets as may be allocated by the Adviser to the Subadviser from time to time.

Subject to the last paragraph of this Section, the Subadviser represents and warrants to the Adviser that each of the Portfolios set forth in Schedule A will be operated and managed (1) in compliance with all applicable federal and state securities laws governing its operations and investments; and (2) so as not to jeopardize the treatment of the variable annuity contracts which invest in the Portfolio(s) (hereinafter “Contracts”) as annuity contracts for purposes of the Internal Revenue Code of 1986, as amended (the “Code. Without limiting the foregoing, and subject to the last paragraph of this Section, the Subadviser represents and warrants (1) to manage each Portfolio so as to be treated as a “regulated investment company” under subchapter M, chapter 1 of the Code, and (2) compliance with (a) the provisions of the Act and rules adopted thereunder; (b) the diversification requirements specified in the Internal Revenue Service’s regulations under Section 817(h) of the Code; and (c) applicable federal and state securities laws. The Subadviser further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for the Contracts or shares of the Trust, or any amendment or supplement thereto, are made in direct reliance upon and in direct conformity with specific information furnished by the Subadviser expressly for use therein (“Furnished Information”), such Registration Statement and any amendments or supplements thereto will, with respect to the Furnished Information, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder (the “1933 Act”) and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Further, any statements or omissions in any Registration Statement for the Contracts or shares of the Trust, or any amendment or supplement thereto, which are made based upon Furnished Information and which have been provided to Subadviser for its review, shall be deemed acknowledged and approved by Subadviser, unless Subadviser provides Adviser with written indication to the contrary within 5 business days of its receipt of the Registration Statement, amendment or supplement for review.

The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

Upon reasonable request from the Adviser, the Subadviser (through a qualified person or his or her designee) will reasonably assist the Adviser in valuing securities of a Portfolio as may be required from time to time; however, the Adviser acknowledges that the Subadviser is not the pricing, valuation, or fund accounting agent for the Portfolio(s), is not responsible for the

Portfolio(s)’ or the Adviser’s valuation determinations, and that the Adviser shall assume responsibility for all valuation decisions.

Subadviser is registered with the National Futures Association as a commodity trading advisor. However, Subadviser will provide commodity trading advice to each Portfolio as if Subadviser were exempt from registration as a commodity trading advisor. The Adviser represents and warrants that it is excluded from the definition of commodity pool operator pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 with respect to each Portfolio, and that Adviser has timely filed a notice of eligibility as required by CFTC Regulation 4.5 with respect to each Portfolio, and will, during the term of this Agreement, reaffirm such notice of eligibility as required by CFTC Regulation 4.5. Subadviser acknowledges that the Portfolio(s) are relying on CFTC Regulation 4.5 and shall manage the Portfolio(s) in a manner consistent with the requirements of CFTC Regulation 4.5(c)(2)(iii)(A) or CFTC Regulation 4.5(c)(2)(iii)(B).

The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolio(s) or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investment companies that are under common control with the Trust, concerning transactions of the Portfolio(s) in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act.

The Adviser acknowledges that the Subadviser is not the compliance agent for any Portfolio or for the Trust or the Adviser, and does not have access to all of each Portfolio’s books and records necessary to perform certain compliance testing. To the extent that the Subadviser has agreed to perform the services specified in this Section in accordance with the Trust’s registration statement, the Trust’s Agreement and Declaration of Trust and By-Laws, the Trust’s Prospectus and any policies adopted by the Trust’s Board of Trustees (the “Board”) applicable to the Portfolio(s) (collectively, the “Charter Requirements”), and in accordance with applicable law (including Subchapters M and L of the Code, the Act and the Advisers Act (“Applicable Law”)), the Subadviser shall perform such services based upon its books and records with respect to each Portfolio, which comprise a portion of each Portfolio’s books and records, and upon information and written instructions received from the Adviser or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Adviser or the Trust’s administrator. The Adviser shall promptly provide the Subadviser with copies of the Trust’s registration statement, the Trust’s Agreement and Declaration of Trust and By-Laws, the Trust’s currently effective Prospectus and any written policies or procedures adopted by the Board applicable to the Portfolio and any amendments or revisions thereto.

2. Portfolio Transactions. The Subadviser is responsible for decisions to buy or sell securities and other investments for the assets of each Portfolio, broker-dealers and futures commission merchants’ selection, and negotiation of brokerage commission and futures commission merchants’ rates. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser’s best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm’s risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser’s having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio. The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements and similar types of master agreements, and options on futures contracts, which are permitted to be made by the Subadviser in accordance with this Agreement and the investment objectives and strategies of the Portfolio(s), as outlined in the Registration Statement for the Portfolio(s), the Adviser hereby authorizes and directs the Subadviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement, including, but not limited to, executing as agent, on behalf of the Portfolio(s), master and related agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of the Portfolio(s), such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Subadviser also is hereby authorized to instruct a Portfolio’s custodian with respect to any collateral management activities in connection with any derivatives transactions and to enter into standard industry protocol arrangements (including those published by ISDA). The Subadviser is also authorized to provide evidence of its authority to enter into such master and related agreements, including by delivering a copy of this provision. The Adviser acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes and agrees to provide the Subadviser with tax information, governing documents, legal opinions and other information concerning the Portfolio(s) as may be reasonably necessary to complete such agreements and other documentation. The Subadviser is required to provide the Adviser with copies of the applicable agreements and documentation promptly upon request and to notify the Adviser of any claims by counterparties or financial intermediaries that a Portfolio has triggered an early termination or default provision or otherwise is out of compliance with the terms of the applicable agreement or that the counterparty is excused from performing under the agreement. The Subadviser is hereby authorized, to the extent required by regulatory agencies or market practice, to reveal the Trust and the Portfolio’s identity and address to any financial intermediary through which or with which financial instruments are traded or cleared. In furtherance of the foregoing, the parties acknowledge and agree that the Derivatives Authorization, Terms and Conditions previously executed by the Adviser and attached hereto as Schedule B, shall be incorporated into and form a part of this Agreement.

The authority shall include, without limitation the authority on behalf of and in the name of the Portfolio(s) to execute: (i) documentation relating to private placements, loans and bank debt (including Loan Syndications and Trading Association and Loan Market Association documentation); (ii) waivers, consents, amendments or other modifications relating to investments; and (iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements.

The Subadviser is authorized to terminate all such master and related agreements and other documentation with respect to a Portfolio when it determines it is in the best interest of the Portfolio to do so, and it is authorized to exercise all default and other rights of the Portfolio against the other party(ies) to such agreements in accordance with its fiduciary duties and the best interest of the Portfolio. Upon termination of this Agreement, the Subadviser agrees to remove the Portfolio(s) as parties to such agreements and to reasonably consult with the Adviser regarding close-out, novation or continuation of positions under the agreements and retention of accounts or transfer of such accounts, which the Adviser shall determine in its sole discretion. If instructed by the Adviser to do so, the Subadviser shall close out open positions and transfer financial instruments in accordance with the Adviser’s instructions.

3. Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the assets managed by the Subadviser for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

4. Other Services. At the request of the Trust or the Adviser, the Subadviser in its discretion may make available to the Trust, office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Trust or the Adviser at the Subadviser’s cost.

5. Reports. The Trust, the Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as each may reasonably request. The Adviser further agrees to provide a list of entities with which the Subadviser is restricted from engaging in transactions on behalf of the Portfolio(s) as such list may be amended from time to time, including, without limitation, a list of all publicly traded affiliates of the Adviser or the Portfolio(s) that may not be purchased by the Portfolio(s) (such list shall include security name, cusip number, sedol and/or applicable ticker) and a list of brokers or dealers that are affiliated persons of the Adviser or the Portfolio(s).

6. Status of the Subadviser. The services of the Subadviser to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

7. Proxy Voting. Subject to the prior approval by the Board of Trustees of the Trust and upon thirty (30) days’ written notice to the Subadviser (or such lesser or longer notice as is acceptable to the Subadviser), the Adviser reserves the right to delegate to the Subadviser responsibility for exercising voting rights for all or a specified portion of the securities held by a Portfolio. To the extent so delegated, the Subadviser will exercise voting rights with respect to securities held by a Portfolio in accordance with the Subadviser’s written proxy voting policies and procedures, subject to such reasonable reporting and other requirements as shall be established by the Adviser in consultation with the Subadviser. To the extent the Adviser retains the responsibility for voting proxies, the Subadviser agrees to provide input on certain proxy voting matters or proposals as may be reasonably requested by the Adviser.

8. Certain Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Portfolio(s) in connection with the provision of services hereunder that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of the Act. Any such records which are prepared or maintained by the Subadviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or the Adviser on request; provided that the Subadviser may retain copies of these records.

The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Trust’s auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust. Each party to this Agreement agrees to cooperate with each other party and with appropriate authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance regulators) in connection with any investigation or inquiry relating to this Agreement or the Trust. This Agreement to cooperate does not restrict either party’s right to assert that information requested is privileged or confidential.

9. Reference to the Subadviser. Neither the Trust nor the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates or any derivation thereof or logo associated therewith in any advertising or promotional materials or otherwise without the prior approval of the Subadviser. Any such withholding of approval by the Subadviser shall be made in writing to the Adviser and shall indicate the specific reason(s) why such approval is being withheld.

It is understood that “Massachusetts Financial Services Company” or “MFS” or any derivative names or logos associated with such name are the valuable property of the Subadviser or some other MFS entity, that the Trust has the right to include such phrase as a part of the name of the series of the Trust managed by the Subadviser only so long as this Agreement shall continue, and that the Subadviser does, in fact, consent to the use of such name as a part of the name of the series of the Trust identified herein. The Subadviser represents and warrants that the inclusion of “Massachusetts Financial Services Company” or “MFS” in the name of the series of the Trust identified herein shall not: (i) infringe the title or any patent, copyright, trade secret, trademark, service mark, or other proprietary right of any third party; or (ii) violate the terms of any agreement or other instrument to which the Subadviser or any of its affiliates is a party.

None of the Trust, the Portfolio or the Adviser or any affiliate or agent (collectively or individually, “Trademark User”) thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, prior to first use, which approval shall not be unreasonably withheld. In the event the Subadviser provides approval, the Subadviser grants a limited, non-exclusive revocable license to use the Subadviser’s name and/or logo in the form provided by the Subadviser (“Subadviser Trademarks”) on Trademark User’s website or in Trademark User’s hardcopy materials solely in connection with its listing the Subadviser as a Subadviser of Trademark User/solely in connection with its performance of services for or on behalf of the Subadviser. If requested, prior to using Subadviser Trademarks on Trademark User’s website and/or in hardcopy materials, Trademark User will provide the Subadviser with a copy of the proposed webpage and/or hardcopy materials containing the Subadviser Trademarks and the Subadviser may in its sole discretion elect to not allow the Subadviser Trademarks to be used in such a manner. Trademark User acknowledges and agrees that exclusive right, title and interest in and to the Subadviser Trademarks are held by the Subadviser or its affiliates. Trademark User agrees to update the Subadviser Trademarks within 30 days of its receipt of new or revised Subadviser Trademarks from the Subadviser. Notwithstanding the foregoing, the Subadviser may revoke the right for Trademark User to use Subadviser Trademarks at any time upon notice to Trademark User. Trademark User represents, warrants and covenants that it shall not use any Subadviser Trademarks in any manner that would be detrimental to the Subadviser’s business. Additionally, if changes are made to such materials thereafter, the Portfolio shall furnish to the Subadviser the updated material for approval prior to first use, which approval shall not be unreasonably withheld. Upon the termination of this Agreement, none of the Trademark Users thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any form, including but not limited to advertising or promotional materials and shall purge all references and occasions of use of the Subadviser Trademarks from its website and other materials. Notwithstanding the above, for so long as the Subadviser serves as subadviser to the Portfolio, the Trust, the Portfolio and the Adviser may use the name “MFS” in the Registration Statement, shareholder reports, and other filings with the SEC, or after the Subadviser ceases to serve as subadviser, if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Subadviser’s prior consent.

10. Standard of Care and Indemnification.

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify and hold harmless the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the Subadviser’s conduct under this Agreement. Subadviser hereby agrees to indemnify, defend and protect Adviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) and hold Adviser harmless, from and against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising out of Subadviser’s disabling conduct.

(b) In no case is any indemnity provided in this Agreement in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

(c) Any person seeking indemnification hereunder shall furnish the indemnifying party with (i) prompt notice of any claim, suit or action and (ii) full information and all reasonable assistance necessary to defend such claim. The indemnifying party shall have full authority to control the defense and settlement of any such action with counsel of its own selection; and the indemnified party shall not have any right to indemnification hereunder for any settlement entered into by the indemnified party without the indemnifying party’s prior written consent.

11. Permissible Interests. Trustees and agents of the Trust are or may be interested in the Subadviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Trust as trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Trust in some manner.

12. Term of the Agreement. This Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio(s) voting separately from any other series of the Trust.

With respect to each Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days’ written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser and the Trust; provided, however, that this Agreement may not be terminated by the Subadviser unless another subadvisory agreement has been approved by the Trust in accordance with the Act, or after six months’ written notice, whichever is earlier. In the event of such a termination, the Adviser will use its best efforts, and cause the Trust to use its best efforts, to engage another subadviser for the portfolio as soon as possible. Notwithstanding the foregoing, the Subadviser may terminate the Agreement on 60 days’ written notice to the Adviser and the Trust, in the event of a breach of this Agreement by the Adviser. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act). This Agreement will also automatically terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Amendments. This Agreement may be amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act.

15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

16. Legal Matters. The Subadviser shall not be responsible for taking any action on behalf of the Portfolio(s) in connection with any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Portfolio(s) (the “Litigation”) including, without limitation, to file proofs of claim or other documents related to the Litigation or to investigate, initiate, supervise, or monitor the Litigation. In the event that a party to this Agreement is a party to such Litigation and the other party is served third-party discovery requests or other legal requests in connection with such Litigation, such other party shall select its own legal counsel and bear its own legal costs and other costs in connection with responding to such requests; provided, however, that the party to Litigation shall reasonably cooperate to attempt to minimize the litigation-related burden on the other party. In no event will any party to this Agreement be liable hereunder for any indirect, incidental, consequential, special, speculative or punitive losses, damages, costs or expenses, including loss of opportunity, loss of goodwill or reputation.

17. Personal Liability. The Declaration of the Trust establishing the Trust (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property,” as defined in the Declaration, only shall be liable.

18. Separate Series. Pursuant to the provisions of the Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Trust as a whole.

19. Confidentiality. (a) Each party will receive and hold any records or other information obtained pursuant to this Agreement (“confidential information”) in the strictest confidence, and acknowledges, represents, and warrants that it will use its reasonable best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of a Portfolio’s business, including, but not limited to, as may be requested by broker-dealers or third party firms conducting due diligence on the Portfolio; provided that such recipients must agree to protect the confidentiality of such confidential information and use such information only for the purposes of providing services to the Portfolio; provided, further, however, this covenant shall not apply to information which: (i) has been made publicly available by the other party or is otherwise in the public domain through no fault of the disclosing party; (ii) is within the legitimate possession of the disclosing party prior to its disclosure by such party and without any obligation of confidence; (iii) is lawfully received by the disclosing party from a third party when, to the best of such party’s knowledge and belief, such third party was not restricted from disclosing the information to such party; (iv) is independently developed by the disclosing party through persons who have not had access to, or knowledge of, the confidential information; or (v) is approved in writing for disclosure by the other party prior to its disclosure.

(b) Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 19.

(c) To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

(d) Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is: (i) required by any law or regulation; (ii) required or requested by, or necessary under the rules of, any court, any governmental agency or other regulatory authority (including, without limitation, any stock exchange or self-regulatory organization); or (iii) necessary in connection with any action, investigation or proceeding (including, without limitation, as part of any interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, in each case whether oral or written, or any other legal or regulatory process); provided, however, to the extent permitted by law, regulation or regulatory requirement, such party shall promptly notify the other party of the pending disclosure in writing and cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes related to the action, investigation or proceeding).

(e) For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, fund participants, rating agencies, professional advisers (including lawyers, accountants and investment bankers), affiliates or agents of such party who have a need to know confidential information. A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them. The terms of this Section 19 are in addition to the terms of any other agreements between the parties or their affiliates.

(f) The parties agree that, notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolio(s) and may include such total return in the calculation of composite performance information.

20. Notices. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by electronic mail, by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service.

The Adviser consents to the delivery of a Portfolio’s account statements, reports and other communications related to the services provided under this Agreement (collectively, “Account Communications”) via electronic mail and/or other electronic means acceptable to the Adviser, in lieu of sending such Account Communications as hard copies via facsimile, mail or other means. The Adviser confirms that it has provided the Subadviser with at least one valid electronic mail address where Account Communications can be sent. The Adviser acknowledges that the Subadviser reserves the right to distribute certain Account Communications via facsimile, mail or other means to the extent required by applicable law or otherwise deemed advisable. The Adviser may withdraw consent to electronic delivery at any time by giving the Subadviser notice pursuant this Section.

Subadviser:	Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199 Attention: General Counsel Email address: InstitutionalClientService@mfs.com

Adviser:	SunAmerica Asset Management, LLC 30 Hudson Street, 16th Floor Jersey City, NJ 07302 Attention: General Counsel Email address: SaamcoLegal@corebridgefinancial.com

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name: John T. Genoy Title: President
MASSACHUSETSS FINANCIAL SERVICES COMPANY

By:	/s/ Carol Geremia
Name: Carol Geremia Title: President

[Signature Page to SAST MFS Subadvisory Agreement]

SCHEDULE A

Effective January 13, 2025

Portfolio(s)	Annual Rate (as a percentage of the average daily net assets the Subadviser manages in the Portfolio)
SA JPMorgan MFS Core Bond Portfolio	[Omitted]

SA MFS Large Cap Growth Portfolio (f/k/a SA MFS Blue Chip Growth Portfolio, name change efft 4/30/25)	[Omitted]

SA MFS Total Return Portfolio	[Omitted]

Effective April 30, 2025

Portfolio(s)	Annual Rate (as a percentage of the average daily net assets the Subadviser manages in the Portfolio)
SA MFS Massachusetts Investors Trust Portfolio	[Omitted]